    As filed with the Securities and Exchange Commission on December__, 1994
                                                            REGISTRATION NO. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                           _______________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                              _________________

                       COUSINS PROPERTIES INCORPORATED

              (Exact Name of Registrant as Specified in Charter)

                 GEORGIA                                     58-0869052
     (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)

                            2500 WINDY RIDGE PARKWAY
                                   SUITE 1600
                          ATLANTA, GEORGIA  30339-5683
                                 (404) 955-2200

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            COUSINS PROPERTIES INCORPORATED 1989 STOCK OPTION PLAN COUSINS PROPERTIES INCORPORATED 1994 STOCK BONUS PLAN
                            (Full Title of Plans)

                             TOM G. CHARLESWORTH
                            SENIOR VICE PRESIDENT
                        SECRETARY AND GENERAL COUNSEL
                           2500 WINDY RIDGE PARKWAY
                                  SUITE 1600
                         ATLANTA, GEORGIA  30339-5683
                                (404) 955-2200

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               RANDOLPH C. COLEY
                                KING & SPALDING
                              191 PEACHTREE STREET
                            ATLANTA, GEORGIA  30303
                                 (404) 572-4600
                                 ______________

                        CALCULATION OF REGISTRATION FEE

================================================================================
 Title of Each                  Proposed       Proposed
   Class of      Amount         Maximum        Maximum           Amount of
Securities to     to be      Offering Price   Aggregate        Registration
be Registered   Registered      Per Share   Offering Price(1)       Fee
- --------------------------------------------------------------------------------
Common Stock,
par value $1.00  1,020,750      $16.3125     $16,650,984.38     $5,741.72
- --------------------------------------------------------------------------------

                               __________

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) based upon the average of the high and low reported sales price of the Registrant's common stock on the New York Stock Exchange on December 5, 1994.

                                    PART II

         This Registration Statement on Form S-8 relates to (i) up to an additional one million (1,000,000) shares of common stock, par value $1.00 (the "Common Stock"), of Cousins Properties Incorporated (the "Company") to be issued to employees of the Company and certain affiliates pursuant to the Cousins Properties Incorporated 1989 Stock Option Plan and (ii) 20,750 shares of Common Stock to be issued to certain employees of the Company and certain affiliates pursuant to the Cousins Properties Incorporated 1994 Stock Bonus Plan.


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                        The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference into this Registration
Statement:

                        1. The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1993;

                        2. All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1993; and

                        3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-11312), dated August 4, 1992, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                        All documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Inapplicable

Item 5.  Interest of Named Experts and Counsel

         Inapplicable.

Item 6.  Indemnification of Directors and Officers

         Article 8, Part 5 of the Georgia Business Corporation Code, Article 10 of the Company's Restated Articles of Incorporation as well as Article VI of the Company's Amended Bylaws provide for the indemnification by the Company of, and advancement of expenses to, its directors, officers, employees and agents.

Statutory Authority

         14-2-850.  PART DEFINITIONS.

         As used in this part, the term:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3)   "Expenses" include attorneys' fees.

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         14-2-851.      AUTHORITY TO INDEMNIFY.

         (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

         (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

         (d) A corporation may not indemnify a director under this Code section:

                  (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     14-2-852.        MANDATORY INDEMNIFICATION.

     Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     14-2-853.        ADVANCE FOR EXPENSES.

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     14-2-854.        COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

          (1)  The director is entitled to mandatory indemnification under Code
               Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

          (2) The director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct set forth in subsection
               (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

          (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     14-2-855.        DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

     (b)  The determination shall be made:

          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (3)  By special legal counsel:

               (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

               (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.


     14-2-856.        SHAREHOLDER APPROVED INDEMNIFICATION.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3)  For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he received an improper personal benefit.

     (c)  Where approved or authorized in the manner described in subsection
          (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) The director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

     14-2-857.        INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.

     Unless a corporation's articles of incorporation provide otherwise:

          (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code
               Section 14-2-854, in each case to the same extent as a director; and

          (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     14-2-858.        INSURANCE.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code Section 14-2-852.

     14-2-859.        APPLICATION OF PART.

     (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

     (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

     Articles of Incorporation Authority

          ARTICLE 10 OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION
PROVIDES:

          No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation,
(ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit.

     Bylaw Authority

          ARTICLE VI OF THE COMPANY'S AMENDED BYLAWS PROVIDES:

          (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of the Corporation), by reason of the fact that he is or was a Director of the Corporation or who while a Director of the Corporation was serving at the Corporation's request as a director, officer, partner, agent or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, shall be indemnified by the Corporation against expenses (including reasonable attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding; provided, that a Director of the Corporation shall not be so indemnified for such judgments, fines, amounts paid in settlement or expenses incurred in any such proceeding in which the Director is adjudged liable to the Corporation: (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability for unlawful distributions and dividends as set forth in Section 14-2-832 of the Georgia Business Corporation Code; or
               (iv) for any transaction from which the Director derives an improper personal benefit. Expenses incurred by any Director indemnified hereunder in defending any such action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of the written affirmation of such Director's good faith belief that he has met the standards of conduct required hereunder.

          (b) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of the corporation), by reason of the fact that he is or was an officer, agent or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, agent or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, shall be indemnified by the Corporation against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the maximum extent permitted from time to time by, and in the manner provided from time to time by, the Georgia Business Corporation Code.
               Expenses incurred by any person who may be indemnified hereunder in defending any action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

          (c) Upon receipt of a claim for indemnification hereunder, the Corporation shall cause a determination to be made in accordance with applicable law and this Bylaw as to whether the claimant has met the applicable standard of conduct, and the Corporation shall pay the claim to the extent that the determination is favorable to the person making the claim. Each person who shall act as a director, officer, employee or agent of the Corporation or, at the request of the Corporation, as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, shall be deemed to be doing so in reliance upon the right of indemnification provided for in this Article VI, and this
               Article VI constitutes a contract between the Corporation and each of the persons from time to time entitled to indemnification hereunder that may not be modified without the consent of such persons as to occurrences prior to notice to such persons of such modification.

Item 7.   Exemptions from Registration Claimed

          Inapplicable.

Item 8.   Exhibits

          Exhibit  Description

          4.1      Restated Articles of Incorporation of the Registrant.

          4.2      Amended Bylaws of the Registrant.

          5.1      Opinion of King & Spalding.

          23.1     Consent of Arthur Andersen LLP

          23.2     Consent of Ernst & Young LLP

          23.3     Consent of King & Spalding (included in Exhibit 5.1).

          99.1 Cousins Properties Incorporated 1989 Stock Option Plan, as amended.

          99.2     Cousins Properties Incorporated 1994 Stock Bonus Plan.

Item 9.   Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar, as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    EXPERTS

          The audited financial statements and schedules of the Company incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon included therein. In those reports, Arthur Andersen LLP states that, with respect to certain joint ventures, its opinion is based on the reports of other independent public accountants, namely, Ernst & Young LLP.
The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of said firms as experts in giving said reports.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cobb County, State of Georgia on the 22nd day of November, 1994.

                                   COUSINS PROPERTIES INCORPORATED




                                   By: /s/ Tom G. Charlesworth
                                       ---------------------------------
                                           Tom G. Charlesworth
                                           Senior Vice President
                                           Secretary and General Counsel


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vipin L. Patel, Tom G. Charlesworth and Peter
A. Tartikoff and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on the 22nd day of November, 1994.

Signature                      Title
- ---------                      -----
/s/ Thomas G. Cousins          Chairman of the Board of Directors,
- --------------------------     Chief Executive Officer
Thomas G. Cousins              and President (Principal Executive Officer)


/s/ Peter A. Tartikoff         Senior Vice President, Finance
- --------------------------     (Principal Financial and Accounting  Officer)
Peter A. Tartikoff

/s/ Bennett A. Brown           Director
- --------------------------
Bennett A. Brown

/s/ Richard W. Courts II       Director
- --------------------------
Richard W. Courts II

/s/ Henry C. Goodrich          Director
- --------------------------
Henry C. Goodrich

/s/ Boone A. Knox              Director
- --------------------------
Boone A. Knox

/s/ Richard E. Salomon         Director
- --------------------------
Richard E. Salomon

                                 EXHIBIT INDEX

Exhibit                         Description                               Page No.
- -------                         -----------                               --------
    4.1          Restated Articles of Incorporation of the Registrant.

    4.2          Amended Bylaws of the Registrant.

    5.1          Opinion of King & Spalding

   23.1          Consent of Arthur Andersen LLP

   23.2          Consent of Ernst & Young LLP

   23.3          Consent of King & Spalding (included
                 in Exhibit 5.1)

   99.1          Cousins Properties Incorporated 1989
                 Stock Option Plan, as amended

   99.2          Cousins Properties Incorporated 1994
                 Stock Bonus Plan